UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2012

VMware, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33622

Delaware	94-3292913
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304

(Address of principal executive offices, including zip code)

(650) 427-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 23, 2012, VMware, Inc. (“VMware”) issued a press release announcing its financial results for the quarter ended September 30, 2012. The press release, which includes information regarding VMware’s use of non-GAAP financial measures, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 2.02 and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, VMware, Inc. (“VMware” or the “Company”) issued a press release announcing the appointment of Jonathan Chadwick as the Chief Financial Officer and Executive Vice President of the Company, effective November 5, 2012.

Mr. Chadwick, age 46, has most recently been Chief Financial Officer of Skype, a provider of Internet-based voice communication, where he has been since March 2011 and a Corporate Vice President of Microsoft Corporation since its acquisition of Skype in October 2011. Mr. Chadwick joined Skype from McAfee, an antivirus software and computer security company, where he was the Executive Vice President and Chief Financial Officer from June 2010 until February 2011. From 1997 to 2010, Mr. Chadwick held various finance roles at Cisco Systems, a networking equipment company. Mr. Chadwick served as Senior Vice President, CFO – Global Customer Markets from July 2009 to June 2010, Senior Vice President, Corporate Controller and Principal Accounting Officer from June 2007 until July 2009, Vice President, Corporate Controller and Principal Accounting Officer from September 2006 to June 2007 and Vice President, Corporate Finance & Planning from February 2001 to September 2006. Mr. Chadwick currently serves on the board of F5 Networks, Inc., an application delivery networking company.

Mr. Chadwick will be paid an annual base salary of $625,000 and be eligible to earn a performance-based cash bonus with an annual target of 100% of his base salary. Mr. Chadwick will also be paid a one-time bonus of up to $200,000, depending upon transition costs he incurs, which is earned at the completion of Mr. Chadwick’s first year of employment. If Mr. Chadwick voluntarily leaves his employment with VMware prior to the one-year anniversary of his date of hire, he must repay VMware the full amount of the bonus.

Subject to approval by the Company’s Compensation and Corporate Governance Committee (the “Committee”), Mr. Chadwick will be awarded a restricted stock unit (“RSU”) grant with a target value of $8,000,000 that will vest over four years, with 37.5% of the RSUs vesting on the 18-month anniversary of the vesting base date and the remaining shares vesting 12.5% on each subsequent semi-annual anniversary of the vesting base date. The vesting base date will be the first day of the month during which the Committee approves Mr. Chadwick’s RSU grant and the number of RSUs in his grant will be determined by dividing the target value of the grant by the average of the closing sale price per share of VMware Class A Common Stock for the 45 trading days ending on November 30, 2012.

Subject to approval by the Committee, Mr. Chadwick will also be granted a performance stock unit (“PSU”) award with a target value of $4,000,000. The number of PSUs granted will be determined utilizing the same method used to determine the number of RSUs. The PSU award will vest if VMware meets a designated revenue growth target over the three-year period commencing January 1, 2012. The PSUs will convert into VMware’s Class A common stock at a ratio ranging from 0.5 to 2.0 shares for each PSU, depending upon the degree of performance. Vesting in the PSU award will not occur, and no shares will be issued, for performance below minimum thresholds to be specified in the award.

If Mr. Chadwick is terminated without “cause” or he terminates his employment for “good reason” (each as defined in Mr. Chadwick’s offer letter) within 18 months following his first day of employment, vesting will accelerate in one-half of the RSUs that are then unvested. If following a “change of control” (as defined in Mr. Chadwick’s offer letter), Mr. Chadwick is terminated without cause or he terminates his employment for good reason, vesting will accelerate with respect to 100% of the RSUs and PSUs. Acceleration of vesting in the RSUs following a change in control will occur if such termination occurs within twelve months following the change in control.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of VMware, Inc. dated October 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date October 23, 2012

VMware, Inc.

By:	/s/ Carl Eschenbach
Carl Eschenbach
Chief Operating Officer and Co-President